EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
David L. Urban
david.urban@flagstar.com
(248) 312-5970

Flagstar Reports Fourth Quarter 2017 Financial Results and Announces Regulatory Approval to Acquire Eight Branches in Southern California

Company posts solid, consistent operating earnings
Previously announced branch acquisition scheduled to close in the first quarter of 2018

Key Highlights - Fourth Quarter 2017

•	Net loss of $45 million, or $0.79 per diluted share, on non-cash charge from new tax legislation.

•	Adjusted net income of $35 million, or $0.60 per diluted share.

•	Net interest income grew $4 million, or 4 percent, from third quarter 2017, led by higher earning assets.

•	Average commercial loans up $344 million, or 9 percent, from last quarter.

•	Net gain on loan sales rose to $79 million, driven by an improved gain on sale margin.

•	Asset quality strong with a high allowance coverage ratio.

•	Strong capital position with Tier 1 leverage at 8.51 percent.

TROY, Mich., Jan. 23, 2018 - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank, FSB, today reported a fourth quarter 2017 net loss of $45 million, or $0.79 per diluted share, and adjusted net income of $35 million, or $0.60 per diluted share, after adjusting for a non-cash charge to the provision for income taxes of $80 million, or $1.37 per diluted share. As previously announced, the charge resulted from the revaluation of the Company's net deferred tax asset under the new Tax Cuts and Jobs Act. The Company reported net income of $40 million, or $0.70 per diluted share, in the third quarter 2017, and $28 million, or $0.49 per diluted share, in the fourth quarter 2016.

"A key take-away from the quarter was the durability of our earnings,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. "The continued growth of our banking and servicing businesses has reduced the impact of the swings in the origination business on our earnings, thus producing more predictable and consistent results.

"All three of our business lines strengthened during the quarter. Our community bank drove a 9 percent increase in commercial loans, which helped fuel earning asset growth of $642 million -- a 4 percent gain. Our mortgage acquisitions earlier in 2017 continued to pay dividends, producing a 14 percent increase in closings and a 42 percent increase in locks over the same quarter last year in the face of a smaller market. And our third key business line, servicing, continued to gain scale and now has a book of business that exceeds 440,000 accounts."

"Finally, I am pleased to announce that we have received approval from the Office of the Comptroller of the Currency to acquire eight Desert Community Bank branches from East West Bank. With this franchise, we acquire $600 million in deposits and $70 million in loan relationships. We are looking forward to welcoming the Desert Community Bank branch team to Flagstar by the end of the quarter."

Full year 2017 net income was $63 million, or $1.09 per diluted share, as compared to full year 2016 net income of $171 million, or $2.66 per diluted share. Excluding the tax charge in the fourth quarter 2017, the Company had adjusted 2017 net income of $143 million, or $2.47 per diluted share, as compared to adjusted 2016 net income of $155 million, or $2.38 per diluted share. On an adjusted basis, the Company realized a 4 percent increase in diluted earnings per share for the full year 2017.

Fourth Quarter 2017 Highlights:

Income Statement Highlights
	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(Dollars in millions)
Net interest income	$107	$103	$97	$83	$87
Provision (benefit) for loan losses	2	2	(1)	3	1
Noninterest income	124	130	116	100	98
Noninterest expense	178	171	154	140	142
Income before income taxes	51	60	60	40	42
Provision for income taxes (1)	96	20	19	13	14
Net income (loss)	$(45)	$40	$41	$27	$28

Income (loss) per share:
Basic	$(0.79)	$0.71	$0.72	$0.47	$0.50
Diluted	$(0.79)	$0.70	$0.71	$0.46	$0.49

(1)
For the three months ended December 31, 2017 includes an $80 million non-cash charge to the provision for income taxes resulting from the revaluation of the Company's net deferred tax asset (DTA) at a lower statutory rate as a result of the Tax Cuts and Jobs Act.

Key Ratios
	Three Months Ended					Change (bps)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Seq	Yr/Yr
Net interest margin	2.76%	2.78%	2.77%	2.67%	2.67%	(2)	9
Return on average assets	(1.1)%	1.0%	1.0%	0.8%	0.8%	N/M	N/M
Return on average equity	(12.1)%	11.1%	11.6%	7.9%	8.6%	N/M	N/M
Return on average common equity	(12.1)%	11.1%	11.6%	7.9%	8.6%	N/M	N/M
Efficiency ratio	77.1%	73.5%	72.0%	76.8%	76.7%	360	40
N/M - Not meaningful

Balance Sheet Highlights
	Three Months Ended					% Change
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Average Balance Sheet Data
Average interest-earning assets	$15,379	$14,737	$14,020	$12,343	$12,817	4%	20%
Average loans held-for-sale (LHFS)	4,537	4,476	4,269	3,286	3,321	1%	37%
Average loans held-for-investment (LHFI)	7,295	6,803	6,224	5,639	6,163	7%	18%
Average total deposits	9,084	9,005	8,739	8,795	9,233	1%	(2)%

Net Interest Income

Net interest income rose $4 million, or 4 percent, to $107 million for the fourth quarter 2017, as compared to $103 million for the third quarter 2017. The results reflected a 4 percent increase in average earning assets, led by continued solid growth in commercial loans. The net interest margin decreased 2 basis points to 2.76 percent for the fourth quarter 2017, as compared to the third quarter 2017, on continued deposit price discipline.

Loans held-for-investment averaged $7.3 billion for the fourth quarter 2017, an increase of $492 million, or 7 percent, from the prior quarter. During the fourth quarter 2017, average commercial loans rose 9 percent with average commercial real estate loans increasing $220 million, or 13 percent, average commercial and industrial loans increasing $63 million, or 6 percent, and average warehouse loans increasing $61 million, or 6 percent.

Average total deposits were $9.1 billion in the fourth quarter 2017, increasing $79 million, or 1 percent from the third quarter 2017. The increase was led by higher company-controlled and government deposits. Average retail deposits were unchanged at $6.5 billion as higher retail certificates of deposit (up $215 million, or 18 percent) offset a decline in retail savings deposits (down $217 million, or 6 percent).

Provision (Benefit) for Loan Losses

The provision for loan losses totaled $2 million for the fourth quarter 2017, unchanged from the third quarter 2017. The low level of provision expense reflected continued strong asset quality and largely matched net charge-offs in the quarter.

Noninterest Income

Noninterest income fell $6 million, or 5 percent, to $124 million in the fourth quarter of 2017, as compared to $130 million for the third quarter 2017. The decrease was primarily due to a net loss on the mortgage servicing rights, partially offset by an increase in net gain on loan sales.

Fourth quarter 2017 net gain on loan sales increased to $79 million, as compared to $75 million in the third quarter 2017. The increase from the prior quarter reflected an improved gain on sale margin. The net gain on loan sale margin increased 7 basis points to 0.91 percent for the fourth quarter 2017, as compared to 0.84 percent for the third quarter 2017. Fallout-adjusted locks fell 3 percent to $8.6 billion primarily due to anticipated seasonal factors, partially offset by stronger correspondent volume. Full year 2017 fallout-adjusted locks rose a strong 42 percent, boosted by the acquisition of Opes and Stearns.

Mortgage Metrics
	Three Months Ended					Change (% / bps)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,631	$8,898	$9,002	$5,996	$6,091	(3)%	42%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.91%	0.84%	0.73%	0.80%	0.93%	7	(2)
Net gain on loan sales	$79	75	$66	$48	$57	5%	39%
Net (loss) return on the mortgage servicing rights (MSR)	$(4)	$6	$6	$14	$(5)	N/M	(20)%
Gain on loan sales + net (loss) return on the MSR	$75	$81	$72	$62	$52	(7)%	44%

Residential loans serviced (number of accounts - 000's) (3)	442	415	402	393	383	7%	15%
Capitalized value of mortgage servicing rights	1.16%	1.15%	1.14%	1.10%	1.07%	1	9
N/M - Not meaningful
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Gain on sale margin is based on net gain on loan sales (excludes net gain on loan sales of $1 million from loans transferred from HFI in three months ended December 31, 2017) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Net return on the mortgage servicing rights (including the impact of hedges) was a net loss of $4 million for the fourth quarter 2017, as compared to a net gain of $6 million for the third quarter 2017. The decrease from the prior quarter largely reflected a $4 million decrease in fair value driven by model changes as well as a $3 million charge associated with pending MSR sales with a fair value of $98 million expected to close in the first quarter 2018. Assuming the Capital Simplification NPR is finalized as proposed, taking this action gives the Company significant flexibility in managing the MSR asset in 2018.

The representation and warranty benefit was $2 million for the fourth quarter 2017, as compared to a $4 million benefit in the third quarter 2017. The representation and warranty reserve was reduced to $15 million at December 31, 2017, from $16 million at September 30, 2017, reflecting continued improvement in risk trends and a repurchase pipeline that was only $3 million at December 31, 2017.

Noninterest Expense

Noninterest expense rose to $178 million for the fourth quarter 2017, as compared to $171 million for the third quarter 2017. During the fourth quarter 2017, compensation and benefits increased $3 million due to incentive compensation. The Company also experienced a $2 million increase in expenses to support the investment in growth initiatives, included in compensation and benefits and other noninterest expense. The Company's efficiency ratio was 77 percent for the fourth quarter 2017, as compared to 74 percent for the third quarter 2017.

Income Taxes

The fourth quarter 2017 provision for income taxes totaled $96 million, including a one-time, non-cash charge of $80 million resulting from new tax legislation, as compared to $20 million in the third quarter 2017. Excluding this charge, the Company's adjusted effective tax rate was 32 percent for the fourth quarter 2017, unchanged from the third quarter 2017.

Asset Quality

Credit Quality Ratios
	Three Months Ended					Change (% / bps)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	1.8%	2.0%	2.1%	2.4%	2.4%	(20)	(60)
Allowance for loan loss to LHFI and loans with government guarantees	1.8%	1.9%	2.0%	2.3%	2.2%	(10)	(40)

Charge-offs, net of recoveries	$2	$2	$—	$4	$2	—	—%
Charge-offs associated with loans with government guarantees	1	1	—	2	1	—	—%
Charge-offs associated with the sale or transfer of nonperforming loans and TDRs	—	—	—	1	—	—	—
Charge-offs, net of recoveries, adjusted (1)	$1	$1	$—	$1	$1	$—	—%

Total nonperforming loans held-for-investment	$29	$31	$30	$28	$40	(6)%	(28)%
Net charge-offs to LHFI ratio (annualized)	0.11%	0.08%	0.04%	0.27%	0.13%	3	(2)
Net charge-off ratio, adjusted (annualized)	0.06%	0.06%	0.02%	0.07%	0.07%	—	(1)
Ratio of nonperforming LHFI to LHFI	0.38%	0.44%	0.44%	0.47%	0.67%	(6)	(29)
N/M - Not meaningful

(1)	Excludes charge-offs associated with loans with government guarantees and charge-offs associated with the sale or transfer of nonperforming loans and TDRs.

The allowance for loan losses was $140 million at December 31, 2017, unchanged from September 30, 2017. The allowance for loan losses covered 1.8 percent of loans held-for-investment at December 31, 2017, as compared to 2.0 percent of loans held-for-investment at September 30, 2017.

Net charge-offs in the fourth quarter 2017 were $2 million, or 0.11 percent of HFI loans, compared to $2 million, or 0.08 percent of such loans in the prior quarter.

Nonperforming loans held-for-investment were $29 million at December 31, 2017, compared to $31 million at September 30, 2017. The ratio of nonperforming loans to loans held-for-investment was 0.38 percent at December 31, 2017, compared to 0.44 percent at September 30, 2017. At December 31, 2017, consumer loan delinquencies totaled $5 million, or 0.15 percent of consumer loans, unchanged from September 30, 2017.

Capital

Capital Ratios (Bancorp)	Three Months Ended					Change (% / bps)
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Seq	Yr/Yr
Total capital (to RWA)	14.90%	14.99%	15.92%	15.98%	16.41%	(9)	(151)
Tier 1 capital (to RWA)	13.63%	13.72%	14.65%	14.70%	15.12%	(9)	(149)
Tier 1 leverage (to adjusted avg. total assets)	8.51%	8.80%	9.10%	9.31%	8.88%	(29)	(37)
Mortgage servicing rights to Tier 1 capital	20.1%	17.3%	13.1%	23.1%	26.7%	280	(660)
Tangible book value per share	$24.04	$25.01	$24.29	$23.96	$23.50	(4)%	2%

The Company grew the average balance sheet $712 million in the fourth quarter 2017 while maintaining a robust capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At December 31, 2017, the Company had a Tier 1 leverage ratio of 8.51 percent, as compared to 8.80 percent at September 30, 2017. The decrease in the ratio resulted primarily from balance sheet growth.

On September 27, 2017, the federal banking agencies issued a notice of proposed rulemaking (“NPR”) regarding several proposed simplifications of the Basel III capital rules issued in 2013. This Capital Simplification NPR would accelerate capital formation for balance sheet growth. On a pro-forma basis at December 31, 2017, the proposal would have increased the Company's Tier 1 leverage ratio by approximately 70 bps and risk-based capital ratios by approximately 30-35 basis points.

At December 31, 2017, the Company had a common equity-to-assets ratio of 8.27 percent.

Earnings Conference Call

As previously announced, the Company's fourth quarter 2017 earnings call will be held Tuesday, January 23, 2018 at 11 a.m. (ET).

To join the call, please dial (800) 289-0517 toll free or (323) 794-2423 and use passcode 8848543. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 8848543.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is a $16.9 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 99 branches in the state. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 89 retail locations in 29 states, representing the combined retail branches of Flagstar and Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage loans, handling payments and record keeping for $98 billion of home loans representing over 442,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as estimated fully implemented Basel III capital levels and ratios, tangible book value per share, adjusted net income, and adjusted earnings per share. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon the impact of judicial and regulatory interpretations of the just-enacted tax legislation, as well as various other factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
Assets
Cash	$122	$88	$84
Interest-earning deposits	82	145	74
Total cash and cash equivalents	204	233	158
Investment securities available-for-sale	1,853	1,637	1,480
Investment securities held-to-maturity	939	977	1,093
Loans held-for-sale	4,321	4,939	3,177
Loans held-for-investment	7,713	7,203	6,065
Loans with government guarantees	271	253	365
Less: allowance for loan losses	(140)	(140)	(142)
Total loans held-for-investment and loans with government guarantees, net	7,844	7,316	6,288
Mortgage servicing rights	291	246	335
Federal Home Loan Bank stock	303	264	180
Premises and equipment, net	330	314	275
Net deferred tax asset	136	248	286
Other assets	691	706	781
Total assets	$16,912	$16,880	$14,053
Liabilities and Stockholders' Equity
Noninterest-bearing	$2,049	$2,272	$2,077
Interest-bearing	6,885	6,889	6,723
Total deposits	8,934	9,161	8,800
Short-term Federal Home Loan Bank advances	4,260	4,065	1,780
Long-term Federal Home Loan Bank advances	1,405	1,300	1,200
Other long-term debt	494	493	493
Representation and warranty reserve	15	16	27
Other liabilities	405	394	417
Total liabilities	15,513	15,429	12,717
Stockholders' Equity
Common stock	1	1	1
Additional paid in capital	1,512	1,511	1,503
Accumulated other comprehensive loss	(16)	(8)	(7)
Accumulated deficit	(98)	(53)	(161)
Total stockholders' equity	1,399	1,451	1,336
Total liabilities and stockholders' equity	$16,912	$16,880	$14,053

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Fourth Quarter 2017 Compared to:
	Three Months Ended					Third Quarter 2017		Fourth Quarter 2016
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$148	$140	$129	$110	$111	$8	6%	$37	33%
Total interest expense	41	37	32	27	24	4	11%	17	71%
Net interest income	107	103	97	83	87	4	4%	20	23%
Provision (benefit) for loan losses	2	2	(1)	3	1	—	—%	1	100%
Net interest income after provision (benefit) for loan losses	105	101	98	80	86	4	4%	19	22%
Noninterest Income
Net gain on loan sales	79	75	66	48	57	4	5%	22	39%
Loan fees and charges	24	23	20	15	20	1	4%	4	20%
Deposit fees and charges	4	5	5	4	5	(1)	(20)%	(1)	(20)%
Loan administration income	5	5	6	5	4	—	—%	1	25%
Net (loss) return on the mortgage servicing rights	(4)	6	6	14	(5)	(10)	N/M	1	(20)%
Representation and warranty benefit	2	4	3	4	7	(2)	(50)%	(5)	(71)%
Other noninterest income	14	12	10	10	10	2	17%	4	40%
Total noninterest income	124	130	116	100	98	(6)	(5)%	26	27%
Noninterest Expense
Compensation and benefits	80	76	71	72	66	4	5%	14	21%
Commissions	23	23	16	10	15	—	—%	8	53%
Occupancy and equipment	28	28	25	22	21	—	—%	7	33%
Loan processing expense	16	15	14	12	15	1	7%	1	7%
Legal and professional expense	8	7	8	7	9	1	14%	(1)	(11)%
Other noninterest expense	23	22	20	17	16	1	5%	7	44%
Total noninterest expense	178	171	154	140	142	7	4%	36	25%
Income before income taxes	51	60	60	40	42	(9)	(15)%	9	21%
Provision for income taxes	96	20	19	13	14	76	N/M	82	N/M
Net income (loss)	$(45)	$40	$41	$27	$28	$(85)	N/M	$(73)	N/M
Income (loss) per share
Basic	$(0.79)	$0.71	$0.72	$0.47	$0.50	$(1.50)	N/M	$(1.29)	N/M
Diluted	$(0.79)	$0.70	$0.71	$0.46	$0.49	$(1.49)	N/M	$(1.28)	N/M
N/M - Not meaningful

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

	For the Year Ended		Compared to: Year Ended December 31, 2016
	December 31, 2017	December 31, 2016	Amount	Percent
Total interest income	$527	$417	$110	26%
Total interest expense	137	94	43	46%
Net interest income	390	323	67	21%
Provision (benefit) for loan losses	6	(8)	14	N/M
Net interest income after provision (benefit) for loan losses	384	331	53	16%
Noninterest Income
Net gain on loan sales	268	316	(48)	(15)%
Loan fees and charges	82	76	6	8%
Deposit fees and charges	18	22	(4)	(18)%
Loan administration income	21	18	3	17%
Net (loss) return on the mortgage servicing rights	22	(26)	48	N/M
Representation and warranty benefit	13	19	(6)	(32)%
Other noninterest income	46	62	(16)	(26)%
Total noninterest income	470	487	(17)	(3)%
Noninterest Expense
Compensation and benefits	299	269	30	11%
Commissions	72	55	17	31%
Occupancy and equipment	103	85	18	21%
Loan processing expense	57	55	2	4%
Legal and professional expense	30	29	1	3%
Other noninterest expense	82	67	15	22%
Total noninterest expense	643	560	83	15%
Income before income taxes	211	258	(47)	(18)%
Provision for income taxes	148	87	61	70%
Net income	$63	$171	$(108)	(63)%
Income per share
Basic	$1.11	$2.71	$(1.60)	(59)%
Diluted	$1.09	$2.66	$(1.57)	(59)%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			For the Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Selected Mortgage Statistics:
Mortgage loans originated (1)	$9,749	$9,572	$8,561	$34,408	$32,417
Mortgage loans sold and securitized	$10,096	$8,924	$8,422	$32,493	$32,033
Mortgage rate lock commitments (gross)	$9,476	$9,878	$7,611	$37,544	$36,869
Selected Ratios:
Interest rate spread (2)	2.56%	2.58%	2.49%	2.56%	2.45%
Net interest margin	2.76%	2.78%	2.67%	2.75%	2.64%
Net margin on loans sold and securitized	0.78%	0.84%	0.68%	0.82%	1.03%
Return on average assets	(1.05)%	0.99%	0.78%	0.40%	1.23%
Return on average equity	(12.07)%	11.10%	8.60%	4.41%	11.69%
Return on average common equity	(12.07)%	11.10%	8.60%	4.41%	13.03%
Efficiency ratio	77.1%	73.5%	76.7%	74.8%	69.2%
Equity-to-assets ratio (average for the period)	8.73%	8.95%	9.05%	9.05%	10.52%
Average Balances:
Average common shares outstanding	57,186,367	57,162,025	56,607,933	57,093,868	56,569,307
Average fully diluted shares outstanding	57,186,367	58,186,593	57,824,854	58,178,343	57,597,667
Average interest-earning assets	$15,379	$14,737	$12,817	$14,130	$12,164
Average interest-paying liabilities	$12,939	$12,297	$10,222	$11,848	$9,757
Average stockholders' equity	$1,497	$1,471	$1,312	$1,433	$1,464

	December 31, 2017	September 30, 2017	December 31, 2016
Selected Statistics:
Book value per common share	$24.40	$25.38	$23.50
Tangible book value per share	24.04	25.01	23.50
Number of common shares outstanding	57,321,228	57,181,536	56,824,802
Number of FTE employees	3,525	3,495	2,886
Number of bank branches	99	99	99
Ratio of nonperforming assets to total assets	0.22%	0.24%	0.39%
Common equity-to-assets ratio	8.27%	8.60%	9.50%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	28.9	28.2	26.7
Capitalized value of mortgage servicing rights	1.16%	1.15%	1.07%
Mortgage servicing rights to Tier 1 capital	20.1%	17.3%	26.7%

(1)	Includes residential first mortgage.

(2)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,537	$46	4.07%	$4,476	$45	3.99%	$3,321	$29	3.55%
Loans held-for-investment
Residential first mortgage	2,704	23	3.37%	2,594	22	3.32%	2,215	18	3.25%
Home equity	524	7	5.11%	486	6	5.11%	447	6	4.95%
Other	26	—	4.49%	26	—	4.52%	29	—	4.47%
Total Consumer loans	3,254	30	3.66%	3,106	28	3.61%	2,691	24	3.55%
Commercial Real Estate	1,866	21	4.48%	1,646	19	4.43%	1,209	11	3.60%
Commercial and Industrial	1,136	14	4.76%	1,073	13	4.77%	721	8	4.49%
Warehouse Lending	1,039	13	4.82%	978	12	4.82%	1,542	16	4.12%
Total Commercial loans	4,041	48	4.65%	3,697	44	4.63%	3,472	35	4.06%
Total loans held-for-investment	7,295	78	4.21%	6,803	72	4.16%	6,163	59	3.84%
Loans with government guarantees	260	3	3.90%	264	3	4.58%	389	4	4.23%
Investment securities	3,204	21	2.61%	3,101	20	2.58%	2,845	18	2.53%
Interest-earning deposits	83	—	1.33%	93	—	1.23%	99	1	0.51%
Total interest-earning assets	15,379	$148	3.81%	14,737	$140	3.77%	12,817	$111	3.46%
Other assets	1,772			1,702			1,672
Total assets	$17,151			$16,439			$14,489
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$547	$—	0.26%	$489	$—	0.14%	$521	$—	0.21%
Savings deposits	3,621	8	0.77%	3,838	7	0.76%	3,840	7	0.77%
Money market deposits	231	—	0.52%	276	—	0.57%	256	—	0.43%
Certificates of deposit	1,397	5	1.32%	1,182	4	1.19%	1,079	3	1.05%
Total retail deposits	5,796	13	0.84%	5,785	11	0.78%	5,696	10	0.75%
Government deposits
Demand deposits	204	—	0.59%	250	—	0.43%	211	—	0.39%
Savings deposits	394	1	0.94%	362	1	0.71%	470	1	0.52%
Certificates of deposit	376	1	1.05%	329	1	0.89%	352	1	0.60%
Total government deposits	974	2	0.91%	941	2	0.70%	1,033	2	0.52%
Wholesale deposits and other	45	—	1.50%	35	—	1.49%	—	—	—%
Total interest-bearing deposits	6,815	15	0.86%	6,761	13	0.78%	6,729	12	0.72%
Short-term Federal Home Loan Bank advances and other	4,329	14	1.25%	3,809	11	1.17%	1,427	1	0.50%
Long-term Federal Home Loan Bank advances	1,301	6	1.93%	1,234	6	1.99%	1,573	5	1.24%
Other long-term debt	494	6	5.12%	493	7	5.09%	493	6	4.89%
Total interest-bearing liabilities	12,939	41	1.25%	12,297	37	1.19%	10,222	24	0.97%
Noninterest-bearing deposits (1)	2,269			2,244			2,504
Other liabilities	446			427			451
Stockholders' equity	1,497			1,471			1,312
Total liabilities and stockholders' equity	$17,151			$16,439			$14,489
Net interest-earning assets	$2,440			$2,440			$2,595
Net interest income		$107			$103			$87
Interest rate spread (2)			2.56%			2.58%			2.49%
Net interest margin (3)			2.76%			2.78%			2.67%
Ratio of average interest-earning assets to interest-bearing liabilities			118.9%			119.9%			125.4%
Total average deposits	$9,084			$9,005			$9,233

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	For the Year Ended
	December 31, 2017			December 31, 2016
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$4,146	$165	3.99%	$3,134	$113	3.62%
Loans held-for-investment
Residential first mortgage	2,549	85	3.35%	2,328	74	3.16%
Home equity	471	24	5.06%	475	24	5.17%
Other	26	1	4.51%	29	1	4.73%
Total Consumer loans	3,046	110	3.62%	2,832	99	3.52%
Commercial Real Estate	1,579	68	4.25%	1,004	35	3.46%
Commercial and Industrial	981	47	4.73%	631	27	4.22%
Warehouse Lending	890	43	4.73%	1,346	58	4.22%
Total Commercial loans	3,450	158	4.51%	2,981	120	3.97%
Total loans held-for-investment	6,496	268	4.09%	5,813	219	3.75%
Loans with government guarantees	290	13	4.30%	435	16	3.59%
Investment securities	3,121	80	2.57%	2,653	68	2.56%
Interest-earning deposits	77	1	1.15%	129	1	0.50%
Total interest-earning assets	14,130	$527	3.71%	12,164	$417	3.42%
Other assets	1,716			1,743
Total assets	$15,846			$13,907
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$514	$1	0.19%	$489	$1	0.18%
Savings deposits	3,829	29	0.76%	3,751	29	0.78%
Money market deposits	255	1	0.50%	278	1	0.44%
Certificates of deposit	1,187	14	1.18%	990	10	1.05%
Total retail deposits	5,785	45	0.78%	5,508	41	0.76%
Government deposits
Demand deposits	222	1	0.45%	228	1	0.39%
Savings deposits	406	3	0.68%	442	2	0.52%
Certificates of deposit	329	2	0.82%	382	2	0.40%
Total government deposits	957	6	0.67%	1,052	5	0.45%
Wholesale deposits and other	23	—	1.35%	—	—	—%
Total interest-bearing deposits	6,765	51	0.77%	6,560	46	0.71%
Short-term Federal Home Loan Bank advances and other	3,356	37	1.09%	1,249	5	0.44%
Long-term Federal Home Loan Bank advances	1,234	24	1.92%	1,584	27	1.72%
Other long-term debt	493	25	5.08%	364	16	4.34%
Total interest-bearing liabilities	11,848	137	1.15%	9,757	94	0.97%
Noninterest-bearing deposits (1)	2,142			2,202
Other liabilities	423			484
Stockholders' equity	1,433			1,464
Total liabilities and stockholders' equity	$15,846			$13,907
Net interest-earning assets	$2,282			$2,407
Net interest income		$390			$323
Interest rate spread (2)			2.56%			2.45%
Net interest margin (3)			2.75%			2.64%
Ratio of average interest-earning assets to interest-bearing liabilities			119.3%			124.7%
Total average deposits	$8,907			$8,762

(1)	Includes noninterest-bearing company-controlled deposits that arise due to the servicing of loans for others.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Flagstar Bancorp, Inc.
Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			For the Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	(45)	40	28	63	171
Deferred cumulative preferred stock dividends (1)	—	—	—	—	(18)
Net income (loss) applicable to common stockholders	$(45)	$40	$28	$63	$153
Weighted average shares
Weighted average common shares outstanding	57,186,367	57,162,025	56,607,933	57,093,868	56,569,307
Effect of dilutive securities
May Investor warrants	—	—	151,560	12,287	138,314
Stock-based awards (2)	—	1,024,568	1,065,361	1,072,188	890,046
Weighted average diluted common shares	57,186,367	58,186,593	57,824,854	58,178,343	57,597,667
Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.79)	$0.71	$0.50	$1.11	$2.71
Effect of dilutive securities
May Investor warrants	—	—	—	—	(0.01)
Stock-based awards (2)	—	(0.01)	(0.01)	(0.02)	(0.04)
Diluted earnings (loss) per common share	$(0.79)	$0.70	$0.49	$1.09	$2.66

(1)
Under the terms of the Series C Preferred Stock, we elected to defer dividends beginning with the February 2012 dividend. In July 2016, we ended the deferral and brought current our previously deferred dividends and redeemed the stock.

(2)	Three months ended December 31, 2017, excludes 1.2 million shares, or 2 cents per share, of unvested stock-based awards that are anti-dilutive due to net loss position.

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	December 31, 2017		September 30, 2017		June 30, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,442	8.51%	$1,423	8.80%	$1,408	9.10%	$1,256	8.88%
Total adjusted avg. total asset base	$16,951		$16,165		$15,468		$14,149
Tier 1 common equity (to risk weighted assets)	$1,216	11.50%	$1,208	11.65%	$1,196	12.45%	$1,084	13.06%
Tier 1 capital (to risk weighted assets)	$1,442	13.63%	$1,423	13.72%	$1,408	14.65%	$1,256	15.12%
Total capital (to risk weighted assets)	$1,576	14.90%	$1,554	14.99%	$1,530	15.92%	$1,363	16.41%
Risk-weighted asset base	$10,579		$10,371		$9,610		$8,305

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	December 31, 2017		September 30, 2017		June 30, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,531	9.04%	$1,519	9.38%	$1,590	10.26%	$1,491	10.52%
Total adjusted avg. total asset base	$16,934		$16,191		$15,504		$14,177
Tier 1 common equity (to risk weighted assets)	$1,531	14.46%	$1,519	14.61%	$1,590	16.49%	$1,491	17.90%
Tier 1 capital (to risk weighted assets)	$1,531	14.46%	$1,519	14.61%	$1,590	16.49%	$1,491	17.90%
Total capital (to risk weighted assets)	$1,664	15.72%	$1,651	15.88%	$1,712	17.75%	$1,598	19.18%
Risk-weighted asset base	$10,589		$10,396		$9,645		$8,332

Loan Originations (Dollars in millions) (Unaudited)
	Three Months Ended
	December 31, 2017		September 30, 2017		December 31, 2016
Residential first mortgage	$9,749	96.1%	$9,572	96.4%	$8,561	97.2%
Home equity (1)	111	1.1%	94	0.9%	58	0.6%
Total consumer loans	9,860	97.2%	9,666	97.3%	8,619	97.8%
Commercial loans (2)	283	2.8%	265	2.7%	191	2.2%
Total loan originations	$10,143	100.0%	$9,931	100.0%	$8,810	100.0%

	For the Year Ended
	December 31, 2017		December 31, 2016
Residential first mortgage	$34,408	95.7%	$32,417	97.4%
Home equity (1)	336	0.9%	195	0.6%
Total consumer loans	34,744	96.6%	32,612	98.0%
Commercial loans (2)	1,215	3.4%	687	2.0%
Total loan originations	$35,959	100.0%	$33,299	100.0%

(1)	Includes second mortgage loans, HELOC loans, and other consumer loans.

(2)	Includes commercial real estate and commercial and industrial loans.

Residential Loans Serviced
(Dollars in millions)
(Unaudited)

	December 31, 2017		September 30, 2017		December 31, 2016
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Serviced for own loan portfolio (2)	$7,013	29,493	$7,376	31,135	$5,816	29,244
Serviced for others	25,073	103,137	21,342	87,215	31,207	133,270
Subserviced for others (3)	65,864	309,814	62,351	296,913	43,127	220,075
Total residential loans serviced	$97,950	442,444	$91,069	415,263	$80,150	382,589

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)
Includes loans held-for-investment (residential first mortgage and home equity), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

(3)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	December 31, 2017		September 30, 2017		December 31, 2016
Consumer loans
Residential first mortgage	$2,754	35.7%	$2,665	37.0%	$2,327	38.3%
Home equity	664	8.6%	496	6.9%	443	7.3%
Other	25	0.3%	26	0.4%	28	0.5%
Total consumer loans	3,443	44.6%	3,187	44.3%	2,798	46.1%
Commercial loans
Commercial real estate	1,932	25.1%	1,760	24.4%	1,261	20.8%
Commercial and industrial	1,196	15.5%	1,097	15.2%	769	12.7%
Warehouse lending	1,142	14.8%	1,159	16.1%	1,237	20.4%
Total commercial loans	4,270	55.4%	4,016	55.7%	3,267	53.9%
Total loans held-for-investment	$7,713	100.0%	$7,203	100.0%	$6,065	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	December 31, 2017	September 30, 2017	December 31, 2016
Allowance for loan losses
Residential first mortgage	$47	$52	$65
Home equity	22	20	24
Other	1	1	1
Total consumer loans	70	73	90
Commercial real estate	45	42	28
Commercial and industrial	19	19	17
Warehouse lending	6	6	7
Total commercial loans	70	67	52
Total allowance for loan losses	$140	$140	$142
Charge-offs
Total consumer loans	(3)	(3)	(4)
Total commercial loans	(1)	—	—
Total charge-offs	$(4)	$(3)	$(4)
Recoveries
Total consumer loans	—	1	1
Total commercial loans	2	—	1
Total recoveries	2	1	2
Charge-offs, net of recoveries	$(2)	$(2)	$(2)
Net charge-offs to LHFI ratio (annualized) (1)	0.11%	0.08%	0.13%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.06%	0.06%	0.07%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.26%	0.12%	0.38%
Home equity and other consumer	0.39%	0.52%	0.20%
Commercial real estate	0.03%	—%	(0.05)%
Commercial and industrial	(0.15)%	(0.01)%	(0.12)%

(1)	Excludes loans carried under the fair value option.

(2)
There were no charge offs relating to the sale of nonperforming loans, TDRs and non-agency loans during the three months ended December 31, 2017, September 30, 2017, and December 31, 2016. Excludes charge-offs related to loans with government guarantees of $1 million, $1 million, and $1 million during the three months ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

Allowance for Loan Losses (continued)
(Dollars in millions)
(Unaudited)

	For the Year Ended
	December 31, 2017	December 31, 2016
Total allowance for loan losses	$140	$142
Charge-offs
Total consumer loans	(13)	(36)
Total commercial loans	(1)	—
Total charge-offs	$(14)	$(36)
Recoveries
Total consumer loans	4	5
Total commercial loans	2	1
Total recoveries	6	6
Charge-offs, net of recoveries	$(8)	$(30)
Net charge-offs to LHFI ratio (annualized) (1)	0.12%	0.52%
Net charge-offs ratio, adjusted (annualized) (1)(2)	0.05%	0.15%
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.26%	1.18%
Home equity and other consumer	0.31%	0.70%
Commercial real estate	—%	(0.02)%
Commercial and industrial	(0.05)%	(0.04)%

(1)	Excludes loans carried under the fair value option.

(2)
Excludes charge-offs of $1 million and $8 million during the year ended December 31, 2017 and 2016, related to the sale of nonperforming loans, TDRs and non-agency loans. Also excludes charge-offs related to loans with government guarantees of $4 million and $13 million during the three months ended December 31, 2017 and 2016, respectively.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
Nonperforming loans	$13	$16	$22
Nonperforming TDRs	5	4	8
Nonperforming TDRs at inception but performing for less than six months	11	11	10
Total nonperforming loans held-for-investment	29	31	40
Real estate and other nonperforming assets, net	8	9	14
Nonperforming assets held-for-investment, net (1)	$37	$40	$54

Ratio of nonperforming assets to total assets	0.22%	0.24%	0.39%
Ratio of nonperforming loans held-for-investment to loans held-for-investment	0.38%	0.44%	0.67%
Ratio of nonperforming assets to loans held-for-investment and repossessed assets	0.48%	0.58%	0.90%
Ratio of nonperforming assets to Tier 1 capital + allowance for loan losses	2.36%	2.57%	3.93%

(1)	Does not include nonperforming loans held-for-sale of $9 million, $8 million, and $6 million at December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
December 31, 2017
Consumer loans	$3	$2	$29	$34	$3,443
Commercial loans	—	—	—	—	4,270
Total loans	$3	$2	$29	$34	$7,713
September 30, 2017
Consumer loans	$4	$1	$30	$35	$3,187
Commercial loans	—	—	1	1	4,016
Total loans	$4	$1	$31	$36	$7,203
December 31, 2016
Consumer loans	$8	$2	$40	$50	$2,798
Commercial loans	—	—	—	—	3,267
Total loans	$8	$2	$40	$50	$6,065

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
December 31, 2017
Consumer loans	$43	$16	$59
Commercial loans	—	—	—
Total TDR loans	$43	$16	$59
September 30, 2017
Consumer loans	$46	$15	$61
Commercial loans	—	—	—
Total TDR loans	$46	$15	$61
December 31, 2016
Consumer loans	$67	$18	$85
Commercial loans	—	—	—
Total TDR loans	$67	$18	$85

Representation and Warranty Reserve
(Dollars in millions)
(Unaudited)

	Three Months Ended			For the Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Balance at beginning of period	$16	$20	$32	$27	$40
Provision (benefit)
Gain on sale reduction for representation and warranty liability	1	1	1	4	5
Representation and warranty provision (benefit)	(2)	(4)	(7)	(13)	(19)
Total	(1)	(3)	(6)	(9)	(14)
(Charge-offs) recoveries, net	—	(1)	1	(3)	1
Balance at end of period	$15	$16	$27	$15	$27

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

Basel III (transitional) to Basel III (fully phased-in) reconciliation. On January 1, 2015, the Basel III rules became effective, subject to transition provisions primarily related to regulatory deductions and adjustments impacting common equity Tier 1 capital and Tier 1 capital. We have transitioned to the Basel III framework beginning in January 2015 and are subject to a phase-in period extending through 2018. Accordingly, the calculations provided below are estimates. These measures are considered to be non-GAAP financial measures because they are not formally defined by GAAP and the Basel III implementation regulations will not be fully phased-in until January 1, 2019. The federal banking regulators have issued a series of new proposals regarding regulatory capital which may freeze or eliminate most of the transitional rules. The regulations are subject to change as clarifying guidance becomes available and the calculations currently include our interpretations of the requirements including informal feedback received through the regulatory process. Other entities may calculate the Basel III ratios differently from ours based on their interpretation of the guidelines. Since analysts and banking regulators may assess our capital adequacy using the Basel III framework, we believe that it is useful to provide investors information enabling them to assess our capital adequacy on the same basis.

December 31, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
	(Dollars in millions) (Unaudited)
Flagstar Bancorp (the Company)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,216	$1,442	$1,442	$1,576
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(16)	(1)	(1)	(2)
Basel III (fully phased-in) capital	$1,200	$1,441	$1,441	$1,574
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$10,579	$16,951	$10,579	$10,579
Net change in assets	(2)	(1)	(2)	(2)
Basel III (fully phased-in) assets	$10,577	$16,950	$10,577	$10,577
Capital ratios
Basel III (transitional)	11.50%	8.51%	13.63%	14.90%
Basel III (fully phased-in adjusted for transition freeze)	11.35%	8.50%	13.62%	14.88%

December 31, 2017	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets)	Tier 1 Capital (to Risk Weighted Assets)	Total Risk-Based Capital (to Risk Weighted Assets)
Flagstar Bank (the Bank)	(Dollars in millions) (Unaudited)
Regulatory capital – Basel III (transitional) to Basel III (fully phased-in)
Basel III (transitional)	$1,531	$1,531	$1,531	$1,664
Increased deductions related to deferred tax assets, mortgage servicing rights and other capital components	(1)	(1)	(1)	—
Basel III (fully phased-in) capital	$1,530	$1,530	$1,530	$1,664
Risk-weighted assets – Basel III (transitional) to Basel III (fully phased-in)
Basel III assets (transitional)	$10,589	$16,934	$10,589	$10,589
Net change in assets	(1)	(1)	(1)	(1)
Basel III (fully phased-in) assets	$10,588	$16,933	$10,588	$10,588
Capital ratios
Basel III (transitional)	14.46%	9.04%	14.46%	15.72%
Basel III (fully phased-in adjusted for transition freeze)	14.45%	9.04%	14.45%	15.71%

Tangible book value per share, adjusted net income and adjusted earnings per share. In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. These non-GAAP measures reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The Company believes that tangible book value per share, adjusted net income and adjusted earnings per share provide a meaningful representation of its operating performance on an ongoing basis. Management uses these measures to assess performance of the Company against its peers and evaluate overall performance. The Company believes these non-GAAP financial measures provide useful information for investors, securities analysts and others because it provides a tool to evaluate the Company’s performance on an ongoing basis and compared to its peers.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(Dollars in millions, except share data)
Total stock holders' equity	$1,399	$1,451	$1,408	$1,371	$1,336
Goodwill and intangibles	21	21	20	4	—
Tangible book value	$1,378	$1,430	$1,388	$1,367	$1,336

Number of common shares outstanding	57,321,228	57,181,536	57,161,431	57,043,565	56,824,802
Tangible book value per share	$24.04	$25.01	$24.29	$23.96	$23.50

Adjusted Net Income and Adjusted Earnings per Share

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(Dollars in millions) (Unaudited)
Net income (loss)	$(45)	$28	$63	$171
Adjustment to remove DOJ adjustment	—	—	—	(24)
Tax impact of DOJ adjustment	—	—	—	8
Adjustment to remove tax reform impact	80	—	80	—
Adjusted net income	$35	$28	$143	$155
Deferred cumulative preferred stock dividends (1)	—	—	—	(18)
Adjusted net income applicable to common stockholders	$35	$28	$143	$137

Weighted average diluted common shares	58,311,881	57,824,854	58,178,343	57,597,667
Adjusted diluted earnings per share	$0.60	$0.49	$2.47	$2.38

(1)
Under the terms of the Series C Preferred Stock, we elected to defer dividends beginning with the February 2012 dividend. In July 2016, we ended the deferral and brought current our previously deferred dividends and redeemed the stock.